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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number:    1-7543
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                          FINOVA CAPITAL CORPORATION
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            (Exact name of registrant as specified in its charter)

 4800 NORTH SCOTTSDALE ROAD, SCOTTSDALE, AZ,  85251-7623        (480) 636-4800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                $175,000,000 9 1/8% Notes due February 27, 2002

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            (Title of each class of securities covered by this Form)

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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(l)(ii)     [ ]
Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]  Rule 12h-3(b)(2)(ii)     [ ]
                      Rule 15d-6        [ ]


Approximate number of holders of record as of the certification or notice date:0
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     Pursuant to the requirements of the Securities Exchange Act of 1934, FINOVA
Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 12, 2001            By:        /s/ Richard Lieberman
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                                               Richard Lieberman
                                        Vice President-Deputy General Counsel
                                        and Assistant Secretary